PRESS RELEASE

PATAPSCO BANCORP, INC.

For further information contact Michael J. Dee, President 410-285-9313

Patapsco Bancorp, Inc. Announces 1st Quarter Results

Baltimore, Md. October 24, 2012 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces an unaudited net income to common shareholders of $365,000 or $0.18 per share for its quarter ending September 30, 2012, as compared to a unaudited net income of $128,000 or $0.07 per share for the comparable period in the prior year.

The improvement in the Company’s quarterly results was the result of a lower provision for loan losses required in the current quarter as compared to the same period in the prior year. The provision for loan losses was $51,000 for the quarter ending September 30, 2012 compared to $323,000 for the quarter ending September 30, 2011.

Non-performing assets improved as they represented 3.49% of total assets at September 30, 2012 as compared to 4.04% at June 30, 2012 and have decreased by 45% since December 31, 2011. The ratio of the allowance for loan losses was 2.14% of total loans at September 30, 2012 compared to 2.11% at June 30, 2012. The coverage ratio improved as the allowance for loan losses was 50.07% of non-performing loans at September 30, 2012 versus 42.23% at June 30, 2012.

As of September 30, 2012, Patapsco Bancorp, Inc. reported assets of $248.7 million, deposits of $216.1 million and total stockholders’ equity of $13.5 million compared to $254.4 million, $225.4 million and $12.6 million at June 30, 2012, the Company’s previous fiscal year end. The Patapsco Bank remains well capitalized at all levels.

Attached hereto is a summary of the unaudited financial highlights for the periods mentioned.

The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Glen Arm and Carney and its Baltimore City office located in Hampden.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

PRESS RELEASE

When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp’s financial performance and could cause Patapsco Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Patapsco Bancorp does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL HIGHLIGHTS (unaudited)

Patapsco Bancorp, Inc. and Subsidiary

	For the Three Months Ended
	September 30,
(Dollars in thousands, except per share data)	2012	2011

OPERATING RESULTS:
Interest Income	$2,764	$3,007
Interest Expense	627	872
Net Interest Income	2,137	2,135
Provision For Loan Losses	51	323
Net Interest Income After Provision
for Loan Losses	2,086	1,812
Other Noninterest Income	180	252
Noninterest Expense	1,804	1,839
Income Tax Expense	0	0
Net Income	462	225
Preferred Stock Dividends	97	97
Net Income Available for Common Shareholders	$365	$128

PER SHARE DATA:
Net Income per Common Share, Basic	$0.18	$0.07
Net Income per Common Share, Diluted	$0.18	$0.07

Book Value per Common Share	$3.66	$4.18
Tangible Book Value per Common Share (1)	$3.62	$4.11
Period-End Common Stock Price	$1.10	$0.55
Common Stock Price as a Percentage of Tangible Book Value	30.39%	13.38%

PERFORMANCE RATIOS: (2)
Return on Average Assets	0.74%	0.34%
Return on Average Equity	13.97%	6.21%
Net Interest Margin	3.54%	3.40%
Net Interest Spread	3.41%	3.25%

	At
	September 30,	June 30,
	2012	2012
BALANCES:
Net Loans	$167,941	$173,595
Total Assets	$248,678	$254,395
Deposits	$216,147	$225,413
Borrowings	$14,000	$14,000
Stockholders' Equity	$13,470	$12,629

CAPITAL & CREDIT QUALITY RATIOS:
Bank Leverage ratio	7.47%	7.13%
Bank Tier 1 Risked Based ratio	12.67%	11.99%
Bank Total Risked Based ratio	13.94%	13.26%
Allowance For Loan Losses to Total Loans	2.14%	2.11%
Nonperforming Assets to Total Assets	3.49%	4.04%
Allowance For Loan Losses to Nonperforming Loans	50.07%	42.23%

(1) Tangible book value per share deducts intangible assets from common equity.
(2) Amounts for the three month periods ended September 30, 2012 and 2011 are annualized.